                                                                    EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" incorporated by reference in the Registration Statement (Form S-1) and related Prospectus of Tularik, Inc. for the registration of 805,000 shares of its common stock and to the incorporation by reference of our report dated October 25, 1999, with respect to the financial statements of Tularik, Inc. included in Amendment No. 4 to the Registration Statement (Form S-1, No. 333-89177) and related Prospectus of Tularik, Inc. for the registration of 7,187,500 shares of its common stock filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP


Palo Alto, California
December 9, 1999